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                                                                                                     Exhibit 12


                                                   Chesapeake Funding LLC
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (Dollars in thousands)

                                                                                                   Period from
                                                                                                  June 24, 1999
                                                                                                   (inception)
                                              Three Months Ended              Year ended             through
                                                   March 31,                  December 31,         December 31
                                           --------------------  -------------------------------  -------------
                                              2003      2002        2002       2001      2000         1999
                                           ---------  ---------  ---------  ---------  ---------  -------------
Earnings available to cover fixed
charges:
Income before income taxes                 $  20,499  $  24,133  $  84,646  $  97,793  $  82,130  $   36,412
Plus: Fixed charges                           12,527     12,262  $  63,831    115,722    172,764      71,776
                                           ---------  ---------  ---------  ---------  ---------  -------------
Earnings available to cover fixed charges  $  33,026  $  36,395  $ 148,477  $ 213,515  $ 254,894  $  108,188
                                           =========  =========  =========  =========  =========  =============

Fixed charges:
Interest expense                           $  12,527  $  12,262  $  63,831  $ 115,722  $ 172,764  $   71,776
                                           ---------  ---------  ---------  ---------  ---------  -------------
Total fixed charges                        $  12,527  $  12,262  $  63,831  $ 115,722  $ 172,764  $   71,776
                                           =========  =========  =========  =========  =========  =============

Ratio of earnings to fixed charges              2.64x      2.97x      2.33x      1.85x     1.48x       1.51x
                                           ========== ========== ===================== =========== ============
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